Exhibit 99.11

100 Pearl Street Hartford, CT 06103	800.248.7971	VIRTUS.COM

November 20, 2018

Virtus Equity Trust

101 Munson Street

Greenfield, MA 01301

Ladies and Gentlemen:

We have acted as counsel to Virtus Equity Trust (the “Acquiring Trust”) in connection with the Registration Statement of the Acquiring Trust on Form N-14 (the “Registration Statement”) being filed by the Acquiring Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition of the assets of American Beacon SGA Global Growth Fund (the “Acquired Fund”), a series of American Beacon Funds (the “Selling Trust”), by Virtus SGA Global Growth Fund (the “Acquiring Fund”), a series of the Acquiring Trust, and the issuance of Class A Shares, Class C Shares, Class I Shares and Class R6 Shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”) to the shareholders of the Acquired Fund, all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Selling Trust on behalf of the Acquired Fund and the Acquiring Trust on behalf of the Acquiring Fund (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as Exhibit A.

We have examined such documents, records and other instruments and have made such other examinations and inquiries as we have deemed necessary for the purposes of this opinion. In addition, we have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Selling Trust and the shareholders of the Acquired Fund will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquiring Fund, the Acquiring Trust, the Acquired Fund and the Selling Trust.

Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

Very truly yours,

/s/ Kevin J. Carr

Kevin J. Carr

Senior Vice President, Chief Legal Officer,

Counsel and Secretary

Securities distributed by VP Distributors, LLC